Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121                                                                           858-373-1600                  www.infosonics.com

Contact:
Jeffrey A. Klausner	John Mills or Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations
858-373-1600	310-395-2215
ir@infosonics.com	jmills@icrinc.com / apooley@icrinc.com

INFOSONICS REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

First quarter revenue increases 125% year-over-year to $54.1 million

Company achieves significant year-over-year growth in net income

SAN DIEGO, CA, May 8, 2006 – InfoSonics Corporation (AMEX: IFO), one of the fastest growing distributors of wireless handsets in the United States and Latin America, today announced financial results for the first quarter ended March 31, 2006.

Revenues for the first quarter of 2006 were $54.1 million, a 125% increase compared with $24.0 million reported for the first quarter a year ago.  Units shipped during the quarter increased by 253% year-over-year, offsetting a 33% decline in average selling price.

Excluding the non-cash items described below, net income for the first quarter of 2006 increased 163% to approximately $827,000, or $0.11 per diluted share based on 7.7 million weighted-average shares outstanding, as compared with approximately $315,000, or $0.05 per diluted share based on 5.9 million weighted-average shares outstanding in the same quarter a year ago. Reconciliation of the foregoing non-GAAP financial measures follows later in this press release

During the first quarter 2006, the Company had income from a non-cash change in fair value of derivative liability (for financing related warrants) of $963,000 and non-cash expense related to stock-option compensation of $52,000.  To comply with accounting rules for treatment of derivative liabilities (SFAS 133), the Company will record a non-cash loss or gain each quarter, based on the calculated change in fair value of the warrants, which were issued in conjunction with the Company’s financing during the first quarter. In addition, the company will recognize non-cash compensation expense (SFAS 123R) each quarter for outstanding stock options.  These non-cash items have the potential to materially affect the Company’s earnings per share, both positively and negatively on a quarterly basis.

Operating income from continuing operations for the first quarter of 2006 increased 92% to $1.1 million compared with $564,000 for the first quarter of 2005.

“The first quarter was a promising start for 2006, building on strong results in 2005” stated Joseph Ram, InfoSonics’ President and Chief Executive Officer. “During the quarter we significantly strengthened our balance sheet to position us for growth by completing a $14.4 million equity private placement, a portion of which will be used for our new Mexico facility.  Additionally, we further executed on our strategy of expanding our product offering, adding Alcatel as new manufacturer to our line-up. We now have a full range of low, mid and high-end phones to offer our carrier customers.  In April we announced several new phone models which we displayed at the recent CTIA show in Las Vegas, which were well received.”

Mr. Ram continued, “During the first quarter, we prepared for the positive sales momentum we are experiencing in our overall business by adding personnel and a new facility in Mexico.  We continue to focus on growing our sales and profits by expanding our presence in existing markets and through new opportunities in growing markets; both of which augment our business scope and market position.”

Gross profit for the first quarter of 2006 was $4.2 million or 7.7% of revenues, a dollar increase of 96%, compared to $2.1 million, or 8.9% of revenues for the first quarter of 2005.  The Company’s gross margins vary from quarter-to-quarter depending on product and geographic mix.  The dollar increase in gross profit is due to the 125% increase in sales.  The decline in gross profit percentage in the first quarter is primarily attributable to a decrease in U.S. sales, as product availability was limited and new product introductions did not materialize as expected during the quarter.  The products in the U.S. market have traditionally held higher gross margins than those in other regions in which the Company currently operates. The Company anticipates increased U.S. sales in the coming quarters and expects new product launches in the U.S., thereby improving the balance to its regional sales.

Operating expenses in the first quarter of 2006 declined as a percent of sales to 5.7% or $3.1 million, compared with $1.6 million, or 6.5% of sales for the first quarter of 2005.  The decrease as a percent of revenue is primarily due to operating efficiencies realized during the quarter.  Operating margins declined to 2.0% as compared to 2.3% a year ago due to product and geographic mix and the resulting reduced gross margins.

Summary Financial Information (GAAP)

	For the Quarter ended March 31,
	(unaudited)
	2006	2005	Increase
Net Sales	$54,127,089	$24,024,217	125%
Gross Profit	$4,179,865	$2,131,260	96%
Operating Income from Continuing Operations	$1,083,765	$564,345	92%
Net Income	$1,737,669	$314,838	452%

Diluted Earnings per share:
From continuing operations	$0.22	$0.05	340%
Net Income	$0.22	$0.05	340%
Diluted weighted average shares outstanding	7,733,469	5,856,686

First quarter 2006 results with Reconciliation of Non-GAAP Financial Measures to the Corresponding GAAP Financial Measures (unaudited)

The following are selected results excluding and including the impact of SFAS 123 R and SFAS 133:

Three months ended March 31, 2006	Actual	Adjustment		Non-GAAP Pro-forma (c)
		$52,443	(a)
		(963,351	)(b)
Net income	$1,737,669	$(910,908)		$826,761

Diluted earnings per share	$0.22	$(0.11)		$0.11

(a)          To eliminate stock-option compensation charges (SFAS 123 R) recorded in the first quarter of 2006.

(b)         To eliminate change in fair value of derivative liability (warrants) (SFAS 133) recorded in the first quarter of 2006.

(c)          Non-GAAP pro-forma basis of presentation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment”, which requires the cost relating to share-based payment transactions in which an entity exchanges its equity instruments for goods or services from either employees or non-employees recognized in the Consolidated Financial Statements as the goods or services are rendered.  The cost is measured at the fair value of the equity instrument issued.  The Company is no longer permitted to follow the intrinsic value accounting method under previous accounting guidance, which resulted in no expense for stock options for which the exercise price was equal to the fair value of the underlying stock on the date of grant.

The Company believes that excluding the incremental impact of SFAS 123R from net income provides meaningful supplemental information regarding its financial results for the three months ended March 31, 2006 as compared to the same period in 2005 since the Company’s Consolidated Financial Statements issued prior to January 1, 2006 did not change as a result of adopting SFAS 123R.  The Company also believes that this financial information is useful in assessing the Company’s historical performance and year-over-year growth and when planning, forecasting and analyzing future periods.  The incremental impact of SFAS 123R during the three months ended March 31, 2006 represents the stock option expense related to stock options issued prior to the adoption of SFAS 123R and vested during the current period and the impact of estimating forfeitures related to nonvested shares.

In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

In January 2006, the Company sold shares of common stock including warrants to purchase common stock from the Company. The Company evaluated the warrants in the transaction as derivatives in accordance with SFAS No. 133. The warrants, to the extent that they are to be satisfied with common stock of the Company, would normally be included as equity obligations. However, in the event that the Company does not maintain effectiveness of the registration statement shares issued upon exercise of the warrants could be restricted; therefore, the Company is required to record a liability for the fair value of the warrants (included in the liabilities as a “derivative liability”).

The Company accounts for warrants and embedded conversion features as described in SFAS 133, EITF 00-19, and APB 14 as follows:

•                  The Company allocated the proceeds received between the common shares and the warrants based upon the relative fair market values on the transaction date, January 30, 2006.

•                  Subsequent to the initial recording, the change in the fair value of the warrants, determined under the Black-Scholes option pricing formula, and the change in the fair value of the derivative of the warrants at each reporting date, are recorded as adjustments to the liabilities.

•                  The expense relating to the change in the fair value of the Company’s stock reflected in the change in the fair value of the warrants is included as other income (expense).

Webcast and Conference Call Information

InfoSonics will host a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss the Company’s financial results and achievements and answer participants’ questions.  Representing InfoSonics will be Joseph Ram, the Company’s President & Chief Executive Officer, and Jeff Klausner, the Company’s Chief Financial Officer. Investors interested in participating in the call can dial 800-299-7098 from the U.S.  International callers can dial 617-801-9715 and enter passcode 72600752. There will also be a simultaneous webcast available at www.infosonics.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing 888-286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode 99715593.

About InfoSonics Corporation

InfoSonics is one of the fastest growing distributors of wireless handsets and accessories in the United States and Latin America. InfoSonics provides end-to-end handset and wireless terminal solutions for network operators in both the United States and Latin America. These solutions include product approval and certification, light assembly, logistics services, marketing campaigns, warranty services and end user support. For more information please visit http://www.infosonics.com.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.  Some of these uncertainties and risks include, but are not limited to, the demand for our products, our ability to obtain our products from our suppliers, maintain commercially feasible margins, implement our geographical sales expansion, obtain and maintain adequate capital, expand and maintain supplier and carrier relationships, and other factors. In addition, references to past operating results should not be considered to be indicative of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  InfoSonics undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risks described in other documents that InfoSonics files from time to time with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2005.

(financial tables follow)

InfoSonics Corporation and Subsidiaries

Consolidated Balance Sheets

	March 31 2006	December 31 2005
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$12,346,313	$7,712,915
Trade accounts receivable, net of allowance for doubtful accounts of $865,290 (unaudited) and $552,993	43,302,911	19,962,630
Inventory, net of reserves of $418,450 (unaudited) and $249,476	7,849,851	5,612,343
Prepaid Inventory	4,112,667	1,680,086
Prepaid expenses	841,980	478,196
Net assets of discontinued operations	16,458	18,931
Deferred tax assets - current	644,000	550,000
Total current assets	69,114,180	36,015,101

Property and equipment, net	422,074	426,917
Intangible assets	504,000	504,000
Other assets	90,279	90,791
Total assets	$70,130,533	$37,036,809

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Line of credit	$17,911,931	$10,000,000
Accounts payable	15,958,692	5,986,890
Accrued expenses	3,462,606	2,983,880
Income taxes payable	244,629	—
Total current liabilities	37,577,858	18,970,770

Fair value of derivative liability	2,041,265	—
Deferred tax liability non-current	3,000	22,207
Total Liabilities	39,622,123	18,992,977

Stockholders’ equity
Preferred stock, $0.001 par value 10,000,000 shares authorized 0 and 0 shares issued and outstanding	—	—
Common stock, $0.001 par value 40,000,000 shares authorized 6,766,348 and 5,626,422 shares issued and outstanding	6,766	5,626
Additional paid-in capital	24,152,706	13,426,937
Retained earnings	6,348,938	4,611,269

Total stockholders’ equity	30,508,410	18,043,832
Total liabilities and stockholders’ equity	$70,130,533	$37,036,809

InfoSonics Corporation and Subsidiaries

Consolidated Statements of Income

(unaudited)

	For the Three Months Ended March 31,
	2006	2005

Net sales	$54,127,089	$24,024,217
Cost of sales	49,947,224	21,892,957

Gross profit	4,179,865	2,131,260
Operating expenses, including non-cash expense for stock options of $52,443 and zero	3,096,100	1,566,914

Operating income from continuing operations	1,083,765	564,346

Other income (expense)
Change in fair value of derivative liability	963,351	—
Interest income (expense)	(80,565)	(24,821)

Income from continuing operations before provision for income taxes	1,966,551	539,525
Provision for income taxes	227,038	218,610

Income from continuing operations	1,739,513	320,915
Loss from discontinued operations	(1,844)	(6,077)

Net income	$1,737,669	$314,838

Basic earnings per share
From continuing operations	$0.27	$0.06
From discontinued operations	$(0.00)	$(0.00)
Net Income	$0.27	$0.06
Diluted earnings per share
From continuing operations	$0.22	$0.05
From discontinued operations	$(0.00)	$(0.00)
Net Income	$0.22	$0.05

Basic weighted-average number of common shares outstanding	6,397,911	5,212,000

Diluted weighted-average number of common shares outstanding	7,733,469	5,856,686

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